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                                                           Exhibit 2.2


                         FIRST AMENDMENT TO
                     AGREEMENT AND PLAN OF MERGER
                     ----------------------------

            This Amendment to the Agreement and Plan of Merger (the "Amendment") is made and entered into this 14th day of December 1998 by and among Unified Financial Services, Inc., a Delaware corporation ("Unified"), Equity Acquisition Corporation, a Kentucky corporation and wholly owned subsidiary of Unified ("Merger Sub" and, collectively with Unified, the "Buyers"), Equity Underwriting Group, Inc., a Kentucky corporation ("Seller"), and John R. Owens and D. Richard Meyer, shareholders of Seller ("Shareholders").

                       WITNESSETH:

            WHEREAS, Unified, Merger Sub, Seller and Shareholders entered into that certain Agreement and Plan of Merger dated October 16, 1998 (the "Agreement"); and

            WHEREAS, the respective Boards of Directors of Unified, Merger Sub and Seller as well as Shareholders have heretofore approved the merger of Merger Sub with and into Seller; and

            WHEREAS, each of Unified, Merger Sub, Seller and Shareholders believes that based upon events subsequent to October 16, 1998, certain provisions of the Agreement should be amended to change the following: (i) the Exchange Ratio; (ii) the representation and warranty pertaining to the capitalization of Seller; and (iii) the representation and warranty pertaining to the accuracy of information.

            NOW THEREFORE, in consideration of the premises and the agreements herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Agreement is hereby amended in each of the following respects:

            (1) Section 1.7(b) is hereby amended in its entirety to read as follows:

            "1.7  Conversion of Securities.
                  -------------------------
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                  (b)   Subject to Sections 1.9, 1.11 and 1.12 hereof,
            each share of common stock, no par value per share, of Target ("Target Common Stock") issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and become the right to receive 5291.3035 shares (the "Exchange Ratio") of common stock of Buyer, par value $0.01 per share, and the associated "Rights" under the "Rights Agreement," as those terms are defined in Section 3.2 hereof ("Buyer Common Stock"); provided, however, that any Target Common Stock held by Target, Buyer or any of their respective Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC')), in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and shall not be exchanged for shares of Buyer Common Stock. The Exchange Ratio was computed by dividing
            (i) the total number of shares of Target Common Stock that were issued and outstanding on the date of this Agreement into (ii) 241,745, the aggregate number of shares of Buyer Common Stock to be issued in the Merger."



            (2)   Section 2.3(a) is hereby amended to read as follows:

            "2.3. Capitalization.
                  ---------------

                  (a)   Target.  The authorized capital stock of Target
                        ------
            consists of solely One Thousand (1,000) shares of Target Common Stock, of which 45.68723 shares are outstanding (the "Target Shares") and held of record beneficially by the shareholders identified on Schedule 2.3. All treasury
                                       ------------
            shares of Target are identified on Schedule 2.3.  Except as
                                               ------------
            set forth on Schedule 2.3, each Shareholder owns, or record
                         ------------
            and beneficially, the Target Shares set forth on Schedule
                                                             --------
            2.3 as owned by him, free and clear of all liens, claims,
            ---
            charges, options, encumbrances, agreements, mortgages, pledges, security interests or restrictions (each, a "Lien" and, collectively, the "Liens"). All of the Target Shares are duly authorized, validly issued, fully paid and nonassessable. With the exception of the Target Shares, there are no Equity Securities of Target which have been authorized or which are outstanding. There is no stock appreciation, phantom stock, profit participation, success fee or similar right (individually and collectively, "Appreciation Rights") with respect to Target, that has been authorized or which is outstanding. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Target.
            Target is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire retire any shares of its capital stock."


            (3)   Section 3.8 is hereby amended to read as follows:

            "3.8  Accuracy of Information.  The statements contained in
                  -----------------------
            this Agreement, the Schedules and in any other written document executed and delivered by or on behalf of Buyer pursuant to the terms of this Agreement, including any certificate delivered in connection with the opinion described in Section 9.3, are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained herein or therein not misleading."


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                  Other than as amended hereby, the Agreement remains in
full force and effect. This Amendment may be executed in several counterparts, each of which shall be deemed the original, but all of which together constitute one and the same instrument.

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            IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the day and year first above written.



                                    UNIFIED FINANCIAL SERVICES, INC.




                                    By:  /s/ Timothy L. Ashburn
                                         -------------------------------------
                                         Timothy L. Ashburn, Chairman,
                                         President and Chief Executive
                                         Officer


                                    EQUITY ACQUISITION CORPORATION




                                    By:  /s/ Timothy L. Ashburn
                                         -------------------------------------
                                         Timothy L. Ashburn, President



                                    EQUITY UNDERWRITING GROUP, INC.



                                    By:  /s/ John R. Owens
                                         -------------------------------------
                                         John R. Owens, President



                                    "SHAREHOLDERS"



                                    /s/ John R. Owens
                                    ------------------------------------------
                                    John R. Owens




                                    /s/ D. Richard Meyer
                                    ------------------------------------------
                                    D. Richard Meyer



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